Exhibit 99.2
FOR IMMEDIATE RELEASE

Contact:	Contact:
For Ladenburg	For Capitalink
Paul Caminiti/Carrie Bloom/Ashley Hill	Phil Weinbach
Citigate Sard Verbinnen	The Weinbach Group, Inc.
212/687-8080	305/668-0070
LADENBURG THALMANN COMPLETES ACQUISITION OF CAPITALINK
Acquisition Expands Ladenburg’s Investment Banking Capability and
Bolsters the Firm’s Position in the South Florida Market

MIAMI, FL, October 19, 2006 — Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) (“Ladenburg”) announced today that it has completed the previously announced acquisition of South Florida-based Capitalink, LC, one of the nation’s top-ranked middle-market investment banking firms. The addition of Capitalink, which has earned national recognition for its expertise in the broad range of independent and objective investment banking services it provides to middle-market and emerging growth companies, expands the investment banking capabilities of Ladenburg, one of the nation’s oldest financial services firms.
Also, as previously announced, James S. Cassel, President of Capitalink, has been named Vice Chairman, Senior Managing Director and Head of Investment Banking of Ladenburg Thalmann & Co. Inc. (“Ladenburg Thalmann”), Ladenburg’s broker-dealer subsidiary. Scott E. Salpeter and Barry E. Steiner, senior bankers at Capitalink, have been appointed Managing Directors — Investment Banking of Ladenburg Thalmann. Also, Kevin J. Gordon, John C. Mackle and Renée S. Grossman have joined Ladenburg Thalmann as Directors — Investment Banking.
“We are pleased to combine Capitalink, one of the nation’s top ranked middle-market investment banking firms, with Ladenburg. The addition of Capitalink furthers our long-term strategy and significantly enhances our investment banking capabilities in Florida, a key location for middle-market and emerging companies,” said Dr. Phillip Frost, Chairman of the Board of Ladenburg.

Richard J. Lampen, President and Chief Executive Officer of Ladenburg, added: “With our new headquarters in Miami and the recent acquisition of Capitalink, we will be well positioned to take advantage of the many growth opportunities in South Florida. We look forward to working with Jim and all of the talented Capitalink employees.”
Mr. Cassel said, “The Capitalink team is thrilled to be part of Ladenburg Thalmann and we are confident that together we will be well positioned to provide a wide range of enhanced benefits to our current and future clients.”
About Capitalink, LC
Capitalink, LC provides publicly and privately held businesses and emerging growth companies with a broad range of objective and independent investment banking and advisory services. Capitalink’s services include strategic financial guidance and hands-on assistance in mergers and acquisitions; financial transaction analysis and rendering fairness opinions; performing valuations; restructuring; raising capital; commercial bank financing and other corporate financing activities. Capitalink is a member of M&A International, Inc., , the largest global network of mid-market merger and acquisition transaction specialists, with more than 300 professional advisors at 41 member firms in 36 countries on five continents. See www.Capitalinklc.com.
About James S. Cassel
James Cassel is a founder and President of Capitalink. He has extensive transactional and corporate finance experience, and has negotiated, structured and executed various types of transactions including mergers, acquisitions and divestitures; corporate and transactional financing, including venture capital, mezzanine and conventional financing; and public offerings and private placements. Prior to founding Capitalink, he was President of Catalyst Financial. He was also the Managing Partner of the Miami office and served on the executive committee of Broad and Cassel, one of Florida’s largest law firms, where he founded and led the firm’s corporate/securities practice. Mr. Cassel serves on the Board of Directors of Equity One, Inc. (NYSE: EQY), a New York Stock Exchange listed company, and frequently lectures on timely issues relating to middle market investment banking. He has served on boards of directors of several other companies, in addition to the National Investment Banking Association, an organization of middle market investment banking firms. His professional involvements have also included membership in the American Association of Arbitrators, and the NASD Board of Arbitrators. Mr. Cassel is a past President of the South Florida Chapter of the Association for Corporate Growth.

About Ladenburg Thalmann
Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Melville, New York; Lincolnshire, Illinois; and Princeton, New Jersey. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals. See www.Ladenburg.com.
Forward Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, its quarterly report for the period ended June 30, 2006 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
# # #

3